Technology Dr. • Irvine • California •92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE May 5, 2003 at 7:30 AM EDT

Investor Contact:	Media	For Additional Information:
Matt Clawson Allen & Caron, Inc. 949/474-4300 matt@allencaron.com www.allencaron.com	Len Hall Allen & Caron, Inc. 949/474-4300 len@allencaron.com	William J. Nydam, President Katherine Greenberg, CFO Endocare, Inc. 949/450-5400 www.endocare.com

ENDOCARE NAMES THOMAS R. TESTMAN TO BOARD OF DIRECTORS

IRVINE, CA (May 5, 2003) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive cryo technologies for tissue and cancer tumor ablation, today announced that it has appointed retired Ernst & Young LLP Managing Partner and veteran healthcare executive Thomas R. Testman, 66, to its Board of Directors and as the Chairman of the Audit Committee. Testman’s appointment fills a long-standing vacancy on the Endocare Board.

     Testman is a leader in the fields of financial oversight and financial reporting in healthcare, having played a key role in developing Ernst & Young’s healthcare practice to its industry leading position. His extensive experience encompasses both accounting and auditing, and broad areas of management consulting. He was a Managing Partner at Ernst & Young before retiring in 1992 with 30 years of continuous service. His most recent assignment with Ernst & Young was as Managing Partner of Health Care Services for the West Coast Division. Prior to that position, he spent nine years as Area Managing Partner for four Southern California offices, after serving as the National Director for the Management Consulting and Healthcare practice of Ernst & Whinney.

     “Thomas Testman’s highly regarded business acumen, his accounting and auditing experience and his extensive healthcare consulting background will be extremely valuable to us as we focus on growing our business in the months and years to come,” said Endocare Chairman Paul Mikus. “His counsel will be especially benefical in this environment of increased emphasis on financial reporting and as new legislation related to financial disclosure, such as the Sarbanes-Oxley Act, take effect. The Company is honored to have an individual with Tom’s reputation and expertise as the new chairman of the Audit Committee.”

     Testman is currently on the Boards of three other public companies, including San Diego-based Amylin Pharmaceuticals, a drug development company; Santa Monica, CA-based Specialty Laboratories where he serves as Chairman of the Board; and San Juan Capistrano, CA-based ChromaVision Medical Systems. Previously he served on the Boards of publicly held Nichols Institute, a reference laboratory; MiniMed Inc., a medical device company that was acquired by Medtronic, Inc. in 2001; and Techniclone Corp. (now called Peregrine Pharmaceuticals, Inc). Testman also serves on the Boards of several privately held healthcare companies.

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ENDOCARE NAMES THOMAS R. TESTMAN TO BOARD
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     He has been active in numerous civic, charitable and professional organizations including serving as Chairman of the Industrial League of Orange County, President of the UC Irvine Chancellor’s Club and the Finance Council of the American Hospital Association Council. He was a member of the State Task Force to assess State Guarantee Bond Insurance and was a state-appointed member of the California Hospital Commission Advisory Council. Testman is a Certified Public Accountant and holds a Masters in Business Administration from Trinity University.

About Endocare

     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive cryo technologies for tissue and cancer tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including the ablation of tumors in the kidney, lung, breast, liver and bones.

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Form 10-K, Form 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, potential changes to its financial results as a result of bringing the Company into compliance with the reporting requirements under the Securities Exchange Act of 1934; negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies, changes in the Company’s senior management, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful appeal of Nasdaq’s decision to delist its common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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